EXHIBIT 99.1

Educational Development Corporation Announces Record Fiscal 2021 Third Quarter and Year to Date Results

TULSA, Okla., Jan. 11, 2021 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC) (http://www.edcpub.com) today reports record net revenues and earnings per share results for the third quarter and year to date ended November 30, 2020.

Randall White, CEO of Educational Development Corporation, announced that for the third quarter ended November 30, 2020, the Company reports net revenues of $66,750,300, an increase of $25,925,700, or 63.5%, when compared to $40,824,600 for the third quarter ended November 30, 2019. Net earnings totaled $4,269,600 for the quarter ended November 30, 2020, compared to $2,735,800 for the quarter ended November 30, 2019, an increase of 56.1%.  Earnings per share for the quarter were $0.51, compared to $0.33 for the same quarter the previous year, an increase of 54.5% on a fully diluted basis.

Mr. White further announced that year to date net revenues through the first nine months of fiscal 2021 totaled $164,292,100, compared to $92,850,000 for the first nine months of fiscal 2020, an increase of $71,442,100, or 76.9%. Net earnings totaled $10,455,700 for the nine months ended November 30, 2020, an increase of 104.7% over $5,107,000 in net earnings reported during the same period last year. Earnings per share for the first nine months of fiscal 2021 were $1.25, compared to $0.61 reported for the first nine months of fiscal 2020, an increase of $0.64, or 104.9% on a fully diluted basis.

Per Mr. White, “The net revenues of our direct sales division, Usborne Books and More (“UBAM”) totaled $64,169,700 during the quarter ended November 30, 2020, an increase of 68.4% from $38,100,400 for the quarter ended November 30, 2019. While initially this division received a boost in sales last spring from parents at home with children needing educational materials, our sales growth is now driven by our increased number of active sales consultants. During the third quarter we continued to grow our number of active consultants, beginning in September with 50,300 active consultants and ending in November with 60,500 active consultants.  Our growth in active UBAM consultants continued to drive our growth in sales during the quarter and we expect this increase in sales consultants will continue to grow revenues in our fiscal fourth quarter and into fiscal 2022.

Mr. White continued, “Our UBAM division, which celebrated it’s 30th year anniversary in 2019, has developed into the Company’s primary sales growth channel. This division has been operating under the same company standards and practices that have been audited by independent firms for more than 32 years.”

Per Mr. White, “Our retail divisions net revenues decreased 5.3%, to $2,580,600 in the third quarter of fiscal 2021, from $2,724,200 for the same quarter a year ago. Retail Sales continue to be impacted by the Covid-19 pandemic, which forced several of our customer’s stores to temporarily close during this fiscal year. We expect sales to increase in this division during the upcoming quarters as customers are able to reopen stores.

Mr. White concluded, “Our sales growth during the first nine months of fiscal 2021 generated significant earnings growth and significant positive cashflows from operations.  We ended the quarter with more than $31.4 million of cash on our balance sheet. We expect to use the majority of this cash flow generated to invest in additional inventory to support our increased sales volumes, to pay down debt and return excess cash to our shareholders in the form of dividends. Our Board has again approved a quarterly cash dividend of $0.10 per share. The fourth quarter dividend of $0.10 will be paid on or around March 11, 2021 to shareholders of record on February 23, 2021. As I have continued to say for years, Educational Development Corporation is a great company to work for and a great company to own.”

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended November 30,		Nine Months Ended November 30,
	2020	2019	2020	2019

NET REVENUES	66,750,300	40,824,600	164,292,100	92,850,000

EARNINGS BEFORE INCOME TAXES	5,774,300	3,835,700	14,217,700	7,048,900

INCOME TAXES	1,504,700	1,099,900	3,762,000	1,941,900
NET EARNINGS	$4,269,600	$2,735,800	$10,455,700	$5,107,000

BASIC AND DILUTED EARNINGS
PER SHARE:
Basic	$0.51	$0.33	$1.25	$0.62
Diluted	$0.51	$0.33	$1.25	$0.61

DIVIDENDS PER SHARE	$0.10	$0.05	$0.22	$0.15

WEIGHTED AVERAGE NUMBER OF
COMMON AND EQUIVALENT SHARES
OUTSTANDING:
Basic	8,355,831	8,406,709	8,354,156	8,301,209
Diluted	8,355,831	8,412,638	8,354,156	8,307,496

EDC will host its third quarter fiscal 2021 Earnings Call, including a live Q&A webcast, on Thursday, January 14, 2021 at 3:00 PM CT (4:00 PM ET). Randall White, the Company’s Chief Executive Officer and President, Craig White, Chief Operating Officer, Heather Cobb, Chief Sales and Marketing Officer and Dan O’Keefe, Chief Financial Officer and Secretary, will present the third quarter results and be available for questions following the presentation. Phone lines for participants will be available at (855) 639-3876. The conference ID is 1285771.

Audio replays will be available following the event at www.edcpub.com/investors.aspx.

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children.  EDC is the exclusive United States trade co-publisher of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books.  EDC’s current catalog contains over 2,000 titles, with new additions semi-annually.  Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 29, 2020, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 29, 2020 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.